Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of September 6, 2024, (the “Effective Date”) by and between VIRTRA, INC., a Nevada corporation (the “Company”), and JOHN F. GIVENS II (the “Executive”).

WHEREAS the Company desires to employ the Executive upon the terms and conditions specified in this Agreement and the Executive desires to serve in the employ of the Company upon such terms and conditions; and

WHEREAS the Company and the Executive desire to set forth in a written agreement the terms and conditions of Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, acknowledged by the parties as valuable and sufficient, it is agreed as follows:

Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive as its Chief Executive Officer during the Employment Period (as defined in Section 2) and Executive agrees to perform such acts and duties and furnish such services to the Company. During the Employment Period, the Company shall continue to take such actions as necessary to cause the Executive’s nomination as a member of the Board of Directors of the Company (the “Board”). The Executive hereby accepts such employment and agrees to devote his full time and best efforts to the duties provided herein, provided, that the Executive may engage in other business activities which (i) involve no conflict of interest with the interests of the Company and (ii) do not materially interfere with the performance by the Executive of his duties under this Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Executive is free to pursue opportunities with any one or combination of all of Scuba Select LLC, Givens Group Solutions LLC, The Givens Group LLC, and Vialytix LLC; and any such activities shall be deemed to be consistent with all of the Executive’s obligations under this Agreement. The Executive shall report to the Board; however, the Board must first obtain Executive’s approval before changing the Executive’s duties and responsibilities to the Company. In the event that the Executive does not consent to the proposed change(s) and the Board insists that such change(s) be implemented, then the Board shall have the right to terminate the Executive with a termination payment tendered pursuant to Section 11 as if the Company had terminated the Executive for a reason other than for Cause.

2. Employment Period. The initial employment term shall be for a term commencing on the date hereof and, subject to termination under Section 10, expiring June 30, 2027. Notwithstanding the previous sentence, this Agreement and the employment of the Executive shall be automatically extended for successive one-year periods upon the terms and conditions set forth herein, commencing on the first anniversary of the date of this Agreement, and on each anniversary date thereafter. For purposes of this Agreement, any reference to the “term” of this Agreement shall include the original term and any extension thereof.

3. Compensation. For services rendered to the Company during the term of this Agreement, the Company shall compensate the Executive with an initial base salary of $360,498.97 per annum, which shall be effective beginning July 1, 2024. Such base salary shall be reviewed on an annual basis by the Board or appropriate compensation committee that may be formed by the Board in the future (the “Compensation Committee”) and shall be subject to being increased (at a minimum adjusted for cost of living), but not decreased at the discretion of the Board or Compensation Committee, if any.

4. Incentive Compensation. The Board of the Company shall determine on an annual basis, based on the performance of the Company and such other metrics as the Board may use from time to time, if and what amount of cash bonus that Executive is entitled to during the Employment Period (“Incentive Compensation”). The Executive’s Incentive Compensation shall be determined after a financial audit is performed by a certified PCAOB auditor and the audit report is delivered to the Board. In the event a certified audit is not performed on the Company, then the Board shall determine the Executive’s Incentive Compensation based on the Company’s unaudited financial statements and the Executive shall have the right to review such unaudited financial statements. Any bonus due to Executive will be paid within ninety (90) days from the end of the Company’s fiscal year.

5. Stock Options and Other Equity Compensation.

(a) Outstanding Options and Restricted Stock Unit Grants. Any currently outstanding options to purchase Common Stock of the Company and any restricted stock unit grants held by Executive shall remain in full force and effect in accordance with the terms in which they were issued.

(b) Future Options and Restricted Stock Plans. As further compensation, Employee shall be allowed to participate in any equity compensation plan that may be adopted in the future by the Board, or Compensation Committee if any, for the Company’s executives and/or employees. The amount of such grant and the terms of vesting shall be as determined by the Board, or Compensation Committee if any. Any stock options granted to Executive shall be “Incentive Stock Options” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the limitations of the Code. Any stock options which are not allowed to be incentive stock options under the Code shall be non-qualified stock options. Notwithstanding anything to the contrary in any stock option agreement or other agreement between the Company and the Executive:

(i) the Executive shall have the right during the 90-day period following the date of termination of his employment pursuant to this Agreement for any reason (other than termination for Cause) to exercise any options to purchase shares of the Company’s common stock theretofore granted to the Executive, to the extent that such options were exercisable on the date of such termination, and

(ii) all such options shall immediately vest and become exercisable upon a Change of Control (as hereinafter defined).

6. Executive Benefits. During the Employment Period, the Company shall provide or cause to be provided to the Executive such employee benefits as are provided to other executive officers of the Company, such as family medical, dental, vision, disability and life insurance, and participation in pension and retirement plans, incentive compensation plans, stock option plans, Company-sponsored welfare benefit plans for disability and life insurance and other benefit plans. During the Employment Period, the Company may provide or cause to be provided to the Executive such additional benefits as the Company may deem appropriate from time to time.

7. Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the general policies of the Company.

8. Vacation. The Executive shall be entitled to vacation days, as from time to time amended by the Board.

9. Place of Performance. In connection with his employment by the Company, the Executive shall not be required, except with his consent, to relocate his principal residence. Required travel on the Company’s business during any given month shall not, without the express approval of the Executive, exceed 25% of the Executive’s working days, determined by averaging the number of working days each month over the most recent six (6) month period.

10. Termination.

(a) Voluntary Termination. The Executive may, upon sixty (60) days’ prior notice, terminate his employment with the Company at any time for any reason or for Good Reason. “Good Reason” shall mean (i) the Company’s failure to elect or reelect, or to appoint or reappoint, Executive to the office of Chief Executive Officer of the Company; (ii) failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; (iii) material breach of this Agreement by the Company, which breach is not cured within five (5) days after written notice thereof is delivered to the Company; or (iv) the occurrence of a Change of Control (as defined in Section 11). The Executive’s death or termination by reason of Disability during the term of the Agreement shall constitute a voluntary termination of employment for purposes of Section 11. The provisions of Section 13 hereof shall survive any such voluntary termination.

(b) Termination for Cause. The Executive’s employment hereunder may be terminated for Cause and such termination shall be effective upon the Board’s issuance of a notice of such termination. “Cause” shall mean (i) the Executive’s willful, repeated or negligent failure to perform his duties hereunder and the continuation of such failure following twenty (20) days written notice to such effect, (ii) the conviction or plea bargain of the Executive of any felony involving dishonesty, fraud, theft, embezzlement or the like; (iii) the Executive’s commission of any act of fraud or theft involving the Company or its business; or (iv) the Executive’s violation of any of the material terms, covenants, representations or warranties contained in this Agreement and failure to correct such violation within twenty (20) days after receiving written notice by the Company. Notwithstanding the foregoing, “Cause” shall only be deemed to exist if it is so determined by a resolution duly adopted by the Board and at a duly noticed meeting at which the Executive and his counsel are first given the opportunity to address the Board with respect to such determination.

(c) Effect of Termination. Subject to Section 11 and any benefit continuation requirements of applicable laws, in the event the Executive’s employment hereunder is voluntarily terminated for any reason whatsoever, except as described in Section 11, all compensation, and benefits obligations of the Company to Executive shall cease as of the effective date of such termination.

11. Termination Payments and Benefits. If the Executive’s employment hereunder is terminated by the Company for any reason other than for Cause (as defined herein) or if Executive voluntarily terminates his own employment for Good Reason, as defined in Section 10(a) but not including a Change of Control, then the Company shall, subject to subsection 1l(a) hereof, be obligated to pay to the Executive an amount equal to the product of (i) the greater of (A) the Executive’s annual base salary in effect on the day preceding the date of such termination or (B) the Executive’s annual base salary during the twelve full calendar months preceding the date of such termination, times (ii) three (3) (such amount hereinafter referred to as the “Termination Payment Amount”).

(a) Condition Precedent to Company’s Payment Obligation (Release of Claims). The Company’s obligation to pay the Termination Payment Amount or any portion thereof shall be conditioned upon the Executive executing and delivering to the Company a mutual release agreement to be negotiated by each party’s counsel (the “Release Agreement”). The Company shall be deemed for all purposes to have executed and delivered the Release Agreement to the Executive immediately upon the Company’s receipt of the Release Agreement duly executed by the Executive. In addition, the Company shall have no obligation to make any payment of the Termination Payment Amount if the Executive shall be in default of his obligations under Section 13 hereof.

If the Company does not provide Executive with the Release Agreement within ten (10) days of the first scheduled termination payment date, as described in Section 11(b), then the Company shall be obligated to pay the first scheduled termination payment, even if the Release Agreement is not received from the Executive. Subsequent termination payments, as described in Section 11(b), shall not be tendered by the Company to Executive unless the Release Agreement is received by the next scheduled termination payment date; unless of course, the Company again fails to provide the Executive with the Release Agreement within ten (10) days from such termination payment date. The Company shall not circumvent payments of the Termination Payment Amount by providing Executive with the Release Agreement less than ten (10) days from the scheduled termination payment date, pursuant to Section 11(b).

(b) Method of Payment. The Termination Payment Amount shall be payable in eighteen (18) equal monthly payments commencing on the first day of the month following the month in which the termination shall occur. The Company’s obligation to pay the Termination Payment Amount shall be the same as a normal trade payable of the Company.

(c) Benefits. Upon termination of this Agreement for any reason, the Company shall be obligated to provide the Executive with medical insurance and other employee benefits only to the extent required by applicable law, and the Company shall have no obligation to provide any benefits to the Executive which the Executive would have been entitled to receive if his employment had not been terminated.

(d) Change of Control.

(i) For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to occur if:

(A) after the date of this Agreement, any person or entity, or any group of persons or entities becomes the “beneficial owner” (as defined in the Securities Exchange Act of 1934, as amended from time to time), directly or indirectly, of thirty-five percent (35%) or more of combined voting power of the Company’s then outstanding securities; or

(B) the occurrence during the term of this Agreement of a change in the Board with the result that the Incumbent Members do not constitute a majority of the Board. “Incumbent Members” shall mean the members of the Board on the date immediately preceding the commencement of this Agreement, provided that any person becoming a Director during the term of this Agreement whose appointment, election or nomination for election was supported by a majority of the Directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members. Executive shall have the right to waive a Change of Control based on a majority change of the Incumbent Members of the Board.

(ii) Severance Compensation Upon a Change of Control and Termination of Employment. If a Change of Control of the Company shall have occurred while the Executive is an employee of the Company, and within thirty-six (36) months from the date of such Change in Control (I) the Company shall terminate the Executive’s employment for any reason (except for the death or Disability of the Executive or for Cause) or (II) the Executive shall elect to terminate his employment for any reason, then:

(A) the Company shall (subject to (B) below) pay the Executive any earned and accrued but unpaid base salary through the date of termination plus an amount of severance pay equal to the product of (i) the greater of (A) the Executive’s annual base salary in effect on the day preceding the date on which the Change of Control occurred or (B) the Executive’s annual base salary during the twelve (12) full calendar months preceding the date on which the Change of Control occurred, times (ii) four (4) (such amount hereinafter referred to as the “Change of Control Termination Payment Amount”). The Change of Control Termination Payment Amount payable under this subsection 11(d) shall be payable in a lump sum on the fourteenth day following the date of termination hereunder, unless on or before such fourteenth day the Company shall have delivered to the Executive a standby letter of credit issued by a financial institution with its principal office located in the continental United States having combined capital and surplus of at least $100,000,000, which letter of credit shall (i) have a term of no less than twenty (20) months from its date of issuance; (ii) be irrevocable; (iii) be to the benefit of the Executive or his assignee; (iv) permit draws thereunder in an amount up to the full amount of the unpaid Change of Control Termination Payment Amount upon the receipt by the issuing bank of a notice from the Executive of the Company’s failure to pay any amount of the Change of Control Termination Payment Amount when due, together with a draft in the amount to be paid under the letter of credit; and (v) permit multiple draws, up to the full amount of the unpaid Change of Control Termination Payment Amount outstanding from time to time, in which event the Change of Control Termination Payment Amount payable under this subsection 11(d) shall be payable in eighteen (18) monthly payments commencing on the first day of the month following the month in which such letter of credit shall be issued; and

(B) in the event that the payment, calculated as provided in (A) above, together with all other payments and the value of any benefit received or to be received by the Executive in connection with termination contingent upon a Change in Control of the Company (whether payable pursuant to the terms of this Agreement or any other agreement, plan or arrangement with the Company), (i) constitutes a “parachute payment” within the meaning of Section 280G (b) (2) of the Internal Revenue Code of 1986, as amended (“Code”) and (ii) such payment, together with all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G (b) (2) would result in all or a portion of such payment being subject to excise tax under Section 4999 or the Code, then the Change of Control Termination Payment Amount shall be such lesser amount which would not result in any portion of the severance pay determined hereunder being subject to excise tax under Section 4999 of the Code.

(e) Disability Defined. “Disability” shall mean the Executive’s incapacity due to physical or mental illness to substantially perform the essential functions of the position on a full-time basis for six (6) consecutive months and, within thirty (30) days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties; provided, however, if the Executive shall not agree with a determination to terminate him because of Disability, the question of Executive’s disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive’s incapacity to designate a doctor, the Executive’s legal representative. In the absence of agreement between the Company and the Executive, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability.

(f) No Obligation to Mitigate. The Executive is under no obligation to mitigate damages, or the amount of any payment provided for hereunder by seeking other employment or otherwise, and neither the obtaining of other employment of any other similar factor shall reduce the amount of severance payment payable hereunder.

12. Post-Termination Assistance. The Executive agrees that after his employment with the Company has terminated he will provide to the Company, upon reasonable notice from the Company, such information and assistance in the nature of testifying and the preparation therefor as may reasonably be requested by the Company in connection with any litigation, administrative or agency proceeding, or other legal proceeding in which it or any of its affiliates is or may become a party; provided, however, that the Company agrees to reimburse the Executive for any reasonable, related expenses, including travel expenses, and shall pay the Executive a daily per diem comparable to his salary under this Agreement at time of termination (determined for this purpose on a per diem basis by dividing such salary by 200).

13. Confidential Information; Covenant Not To Compete.

(a) Confidential Information. The Executive agrees that during his employment with Company and thereafter, the Executive shall not at any time, directly or indirectly, use or disclose to any person, except the Company and its directors, officers or employees, the Company’s customer lists, records, statistics, manufacturing or installation processes, trade secrets or any other information relating to the business, or the plans of the business or affairs of the Company acquired by Executive in the course of his employment in any capacity whatsoever, except for information which (i) is publicly available other than by reason of the breach of this Section 13(a) by the Executive, or (ii) is disclosed by the Executive in connection with the performance of his duties and an officer and/or director of the Company.

(b) Covenant Not to Compete.

(i) For a period of either (X) two (2) years from the date of the termination of his employment with the Company for any reason other than a voluntary termination by the Executive for Good Reason, as defined in Section 10(a), or (Y) twelve (12) months from the date of voluntary termination by the Executive for Good Reason, as defined in Section 10(a), the Executive shall not, directly or indirectly, for the Executive’s own benefit or for, with or through any other individual, firm, corporation, partnership or other entity, whether acting in an individual, fiduciary or other capacity (collectively a “Person”), own, manage, operate, control, advise, invest in (except as a four percent (4%) or less shareholder of a publicly held company), loan money to, or participate or assist in the ownership, management, operation or control of or be associated as a director, officer, employee, partner, consultant, advisor, creditor, agent, independent contractor or otherwise with, or acquiesce in the use of the Executive’s name by, any Person, within any state in the United States of America or similar political subdivision of any other country in which the Company conducts business in at the time of termination of the Executive, that is in direct competition with the Company, and shall not solicit any employee or customer of the Company in connection with the business of any other Person. The foregoing restrictions on solicitation shall not preclude solicitations through the use of general advertising (such as web postings or advertisements in publications) or search firms, employment agencies or similar entities not specifically directed at the Company. For the avoidance of doubt, the parties acknowledge that notwithstanding anything to the contrary herein Scuba Select LLC, Givens Group Solutions LLC, The Givens Group LLC, and Vialytix LLC are not competitors of the Company. Executive represents that Scuba Select LLC, Givens Group Solutions LLC, The Givens Group LLC, and Vialytix shall adhere to the terms of this 13 (b) (i) Covenant Not to Compete.

(ii) Condition on Covenant Not to Compete. If the Executive’s employment with the Company is terminated for any reason other than by the Company for Cause and (X) the Executive is not in default of his obligations under Section 13 hereof and (Y) the Executive has not unreasonably refused to return an executed Release Agreement to the Company; then the Executive shall have the right to be released from the Covenant Not to Compete if the Company fails to render to the Executive two (2) consecutive termination payments, as provided herein. Before the Executive can be released from the Covenant Not to Compete, the Executive must provide written notice to the Company, in the manner described in Section 19, providing ten (10) days for the Company to render the past due termination payments to the Executive. If after ten (10) days the Company still has not paid the required termination payments to the Executive, then the Executive shall be released from the Covenant Not to Compete. Further, if the Executive is released from the Covenant Not to Compete, the Company shall not be relieved from its obligation to pay to the Executive the full Termination Payment Amount or Change of Control Termination Payment Amount, as provided herein.

(c) Acknowledgment of Restrictions. The Company and the Executive acknowledge the restrictions contained in subsections 13(a) and 13(b) above to be reasonable for the purpose of preserving the Company’s proprietary rights and interests and that the consideration therefor is comprised of the payments made hereunder and the mutual promises contained herein. If a court makes a final judicial determination that any such restrictions are unreasonable or otherwise unenforceable against the Executive, the Executive and the Company hereby authorize such court to amend this Agreement so as to produce the broadest, legally enforceable agreement and for this purpose the restrictions on time period, geographical area and scope of activities set forth in said subsection 13(a) above are divisible; if the court refuses to do so, the Executive and the Company hereby agree to modify the provision or provisions held to be unenforceable to preserve each party’s anticipated benefits thereunder.

(d) Specific Performance; Repayment of Termination Payment Amount. The Executive hereby acknowledges that the services to be rendered to Company and the information disclosed and to be disclosed are of a unique, special and extraordinary character which would be difficult or impossible for Company to replace or protect, and by reason thereof, the Executive hereby agrees that in the event he violates any of the provisions of subsections 13(a) or 13(b) hereof, the Company shall, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction or restraining order to be issued by any court of competent jurisdiction in any state enjoining and restraining the Executive from committing any violation of said subsection 13(a) or 13(b).

The Executive agrees that, if he breaches subsection 13(a) or 13(b), he shall have forfeited all right to receive any amount of the Termination Payment Amount and he shall promptly repay to the Company the entire Termination Payment Amount theretofore paid to him. For the avoidance of doubt, notwithstanding anything to the contrary herein, the Executive is free to pursue opportunities with any one or all of the following: Scuba Select LLC, Givens Group Solutions LLC, The Givens Group LLC, and Vialytix LLC and any such activities shall be deemed to be consistent with all of the Executive’s obligations under this Agreement.

14. Assignment of Inventions.

(a) General Assignment. The Executive agrees to assign and hereby does assign to the Company all right, title and interest in and to any inventions, designs, patents, and copyrights made during employment by Company which relate, directly or indirectly, to the business of the Company. For the avoidance of doubt, notwithstanding anything to the contrary herein, the foregoing sentence shall not apply to any inventions, designs, patents, and copyrights howsoever produced or created for any one or all of the following: Scuba Select LLC, Givens Group Solutions LLC, The Givens Group LLC, and Vialytix LLC and any such activities shall be deemed to be consistent with all of the Executive’s obligations under this Agreement.

(b) Further Assurances. The Executive shall acknowledge and deliver promptly to the Company without charge to the Company but at its expense such written instruments and do such other acts, as may be necessary in the opinion of the Company to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to the inventions, designs and copyrights and to vest the entire right and title thereto in the Company or its nominee. The Executive acknowledges and agrees that any copyright developed or conceived of by the Executive during the term of the Executive’s employment which is related to the business of the Company shall be a “work for hire” under the copyright law of the United States and other applicable jurisdictions.

15. Indemnification: Litigation.

(a) The Company shall indemnify the Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation in effect at the relevant time, or certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive. The Executive shall be entitled to (i) advancement of expenses to the fullest extent permitted by law and (ii) the benefits of any insurance policies the Company may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses, in either case incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of the Company.

(b) In the event of any litigation or other proceeding between the Company and the Executive with respect to the subject matter of this Agreement, the party which prevails in such litigation or other proceeding shall reimburse the other for all costs and expenses related to the litigation or proceeding (including attorney’s fees and expenses) incurred by the prevailing party.

16. Entire Agreement. This Agreement supersedes any and all other agreements (except agreements, if any, relating to restricted stock units granted to the Executive by the Company), either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains the entire agreement of the parties with respect to the subject matter hereof. Except as aforesaid, no other agreement, statement, promise or representation pertaining to the subject matter hereof that is not contained herein shall be valid or binding on either party, and the Company and the Executive expressly agree that this Agreement supersedes in all respects each and all of the following agreements to which they are or may be parties, whenever the same were entered into: (i) any Confidentiality and Proprietary Information Agreement; (ii) any Restrictive Competition Agreement; and (iii) any Site Access Agreement and Confidential Information Agreement (including any agreement similarly named in each of the foregoing cases).

17. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other applicable taxes and withholdings as may be required pursuant to any law or government regulation or ruling.

18. Successors and Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and successor (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable, or delegable by the Company.

(a) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes and legatees.

(b) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 18(a) and 18(b).

19. Notices. All communications hereunder, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder, shall be in writing and be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with transmission and receipt confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or two business days· after having been sent by a nationally recognized overnight courier service, addressed to the Company (to the attention of the Board of Directors of the Company) at its principal executive office and to the Executive at his principal residence at shown in the records of the Company, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

20. Governing Law; Jurisdiction. The validity, interpretation, construction, and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Arizona (including the Arizona Revised Uniform Arbitration Act A.R.S. Section 12- 3001 et seq. if the parties agree to settle any dispute by binding arbitration). The sole venue to be used for any dispute arising out of this agreement will be the Superior Court of the State of Arizona in and for the County of Maricopa, with no party having the right to remove such action to federal court.

21. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

22. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 5(b), 10, 11, 12, 13, 14 and 15 shall survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

23. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to “Sections” are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Effective Date, by their signatures below:

Company: VirTra Inc.

Signature:	/s/ Gregg C.E. Johnson
Title:	Chair, Compensation Committee of the Board of Directors

Executive: John F. Givens II

Signature:	/s/ John F. Givens II

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